Date:             February 10, 2004

Contact:          Larry D. Smith, President and Chief Executive Officer
                  (719) 539 - 2516


                           HIGH COUNTRY BANCORP, INC.
            ANNOUNCES PLAN TO DELIST FROM THE NASDAQ SMALLCAP MARKET
          AND FILE FORM 15 WITH THE SECURITIES AND EXCHANGE COMMISSION

     SALIDA,  COLORADO,  February 10, 2004 - High Country Bancorp,  Inc. (Nasdaq
SmallCap: HCBC), the holding company for High Country Bank, announced that it had notified Nasdaq of its intent to delist its common stock from the Nasdaq SmallCap Market as of February 12, 2004. The Company stated that since its common stock is held of record by less than 300 persons it would be terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act") by filing a Form 15 with the Securities and Exchange Commission ("SEC") on February 12, 2004.

     Upon the filing of the Form 15, the obligations of High Country Bancorp, Inc. to file with the SEC certain reports and forms, including 10-KSB, 10-QSB, 8-K, and proxy statements were suspended. In addition, the common stock of High Country Bancorp, Inc. will no longer be eligible for quotation on the Nasdaq SmallCap Market.

     High Country Bancorp, Inc. is taking this action in order to reduce corporate costs associated with being a "reporting company" under the 1934 Act. Larry D. Smith, President and Chief Executive Officer, stated, "After careful consideration, the board of directors determined to file the Form 15 and take action to deregister the common stock under the 1934 Act. Our common stock has been extremely thinly traded. The board of directors decided the advantages of being a reporting company under the 1934 Act do not offset the cost associated with SEC reporting requirements. Subsequent to deregistration, High Country Bancorp, Inc. will incur significantly reduced accounting and legal fees and the administrative burdens on our management will be reduced."

     As soon as possible subsequent to delisting, the Company's common stock is expected to commence trading on the "pink sheets" market. Trident Securities, a subsidiary of McDonald Investments, has agreed to use its best efforts to make a market in the common stock.

     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values in our market area, the impact of changes in economic conditions in our market area, changes in


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policies by regulatory  agencies,  fluctuations  in interest  rates,  demand for loans in our market area, competition and information provided by third-party vendors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

     High Country Bancorp, Inc., is the holding company for High Country Bank, which conducts business through its main office in Salida, Colorado, and branch offices in Salida, Leadville and Buena Vista, Colorado.